EXHIBIT 1A(5)(d)
                      Specimen Policy with Optional Riders
               Flexible Premium Variable Universal Life Insurance

[logo]PHOENIX
-------------------------------------------------------------------------------

 FIRST INSURED:  JOHN DOE                          35 - MALE  :ISSUE AGE AND SEX
 POLICY NUMBER: 2 000 000                        MAY 1, 1997  :POLICY DATE
   FACE AMOUNT: $100,000.00

Dear Policyowner:

We agree to pay the benefits of this policy in accordance with its provisions. It is important to us that you are satisfied with your policy and that it meets your insurance goals. For service or information on this policy, contact the agent who sold the policy, any of our agency offices, or our Variable Products Operations at the following address:


          PHOENIX VARIABLE PRODUCTS OPERATIONS
          P.O. BOX 8027
          BOSTON, MA  02266-8027

RIGHT TO CANCEL. You have the right to cancel this policy within a limited time after the policy is delivered to you. The policy may be cancelled by returning the policy to us at our Variable Products Mail Operation before the later of:

1.   10 days after the policy is delivered to you; or
2.   10 days after a Notice of Right to Cancel is delivered to you; or
3.   45 days after Part 1 of the application is signed;

for a refund of:

1.   the policy value less debt, if any; plus
2. any monthly deductions, partial surrender fees, and other charges made under the policy.

The policy value and debt will be determined as of the nearest Valuation Date coincident with or following the date we receive the returned policy at our Variable Products Mail Operation.

Signed for Phoenix Home Life Mutual Insurance Company at its Main Administrative Office in Hartford, Connecticut

                                Sincerely yours,

                   PHOENIX HOME LIFE MUTUAL INSURANCE COMPANY

/s/ John H. Beers                                  /s/ Robert W. Fiondella
   Secretary                                         Chief Executive Officer

                                    Registrar

             FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY
          THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.


                                ELIGIBLE FOR ANNUAL DIVIDENDS

V603

                                  SCHEDULE PAGE
                                BASIC INFORMATION


      INSURED: JOHN DOE                         [35-MALE]   : ISSUE AGE AND SEX

POLICY NUMBER: 2 000 000              [SEPTEMBER 1, 1999]   : POLICY DATE

  FACE AMOUNT: $100,000.00

OWNER AS STATED IN THE APPLICATION UNLESS LATER CHANGED.

DEATH BENEFIT OPTION: Death Benefit Option 1 or as later changed as provided herein.

BENEFICIARY AS STATED IN THE APPLICATION UNLESS LATER CHANGED.


                                    PREMIUMS
                                    --------

ISSUE PREMIUM: $1,000.00 due on September 1, 1999

SUBSEQUENT PLANNED ANNUAL PREMIUM: $1,000.00

TOTAL PREMIUM LIMIT: We reserve the right to not accept any premium payment which would increase the Death Benefit by more than it would increase the Policy Value.



PREMIUM DUE DATES:  The amount and time of premium payments following the
                    Policy Date are flexible. Subsequent planned premiums are payable on the first day of each September thereafter for the life of the insured, but not beyond September 1, 2063.

                    SUBACCOUNT ALLOCATION SCHEDULE ON THE POLICY DATE
                    --------------------------------------------------
                                                     MONTHLY
SUBACCOUNT*             PREMIUMS                    DEDUCTIONS*
-----------             --------                    ------------

Money Market              100%                      Proportionate


* See Part 1 for definition of Proportionate. Subaccounts marked "NONE" will be charged with a portion of the monthly deduction only if the subaccounts marked "PROPORTIONATE" are not sufficient to make the full monthly deduction.



V603(PIE)                                                           PAGE 1 OF 6

INSURED:  John Doe                                   POLICY NUMBER:    2 000 000

                         GENERAL ACCOUNT SUBACCOUNTS

GUARANTEED               The Guaranteed Interest Account is not part of
INTEREST                 the Separate Account. We reserve the right to limit
ACCOUNT (GIA)            cumulative deposits made to the Guaranteed Interest
                         Account during any one-week period to not more than $250,000. It is accounted for as part of our General
                         Account. We will credit interest daily on any amounts held under the Guaranteed Interest Account at such rates as we shall determine but in no event will the effective annual rate of interest be less than 4%. On the last working day of each calendar week, we shall set the interest rate that will apply to any deposit made to the unloaned portion of the Guaranteed Interest
                         Account, during the applicable period of that month.
                         That rate will remain in effect for such deposits for an initial guaranteed period, of one full year. Upon expiry of the initial one-year guarantee period, and for any deposits whose guarantee has just ended, the applicable rate shall be the same rate that applies to new deposits made at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.






V603(PIE)                                                           PAGE 2 OF 6

                                  SCHEDULE PAGE
                                   (CONTINUED)



INSURED: John Doe

                                                     POLICY NUMBER:  2 000 000


                                SUBACCOUNT FEES
                                ----------------

MAXIMUM DAILY MORTALITY AND EXPENSE RISK FEE:

                         0.0000219 (Based on Annual Rate of 0.80% for 15 Policy
                                    Years)
                         0.0000068 (Based on Annual Rate of 0.25% after 15
                                    Policy Years)

MAXIMUM DAILY TAX FEE:   0 or such greater amount as may be assessed as a
                         result of a change in tax laws.

                                 POLICY CHARGES
                                 --------------

ISSUE EXPENSE CHARGE:    $150.00

ISSUE EXPENSE CHARGE
FOR FACE INCREASES
AFTER POLICY DATE:       $1.50 per thousand of Face Increase, but not to exceed
                         $600.

PREMIUM TAX CHARGE:      2.25% of premiums


FEDERAL TAX CHARGE:      1.50% of premiums

MONTHLY DEDUCTION:       See Part 4, "Monthly Deduction."  Includes cost of
                         insurance, any rider charges, any flat extra mortality charges, a monthly administrative charge which shall not exceed $10 and is currently set at $5, and one-twelfth of the Issue Expense Charge for the first policy year after an increase in face amount.

MAXIMUM TRANSFER         $0 - First two transfers per policy year.
CHARGE:                  $10 - Subsequent transfers per policy year.


PARTIAL SURRENDER FEE:   Lesser of $25.00 or 2% of partial surrender amount
                         paid.

SURRENDER CHARGE:        See table on next page.

                                   OTHER RATES
                                   -----------
                          GUARANTEED INTEREST ACCOUNT:
                          ----------------------------

  UNLOANED PORTION:      Minimum Rate 4%

  LOANED PORTION:        2%

  LOAN INTEREST RATE:    4%   for the first 10 policy years or until age 65
                              whichever is sooner; 3% thereafter, until the end of the 15th policy year or until age 65, whichever is sooner; 2.25% thereafter.



V603(PIE)                                                           PAGE 3 OF 6

                                  SCHEDULE PAGE
                                   (CONTINUED)

INSURED: John Doe                                    POLICY NUMBER:    2 000 000

                                SURRENDER CHARGE
                                -----------------

In Policy Years 1 through 10 the full Surrender Charge is given in the table below. The applicable Surrender Charge in any Policy Month is the full Surrender Charge minus any Surrender Charges previously paid, but not less than zero. In all policy years after the 10th policy year, the Surrender Charge is zero.





                             SURRENDER CHARGE TABLE

Policy      Surrender        Policy      Surrender        Policy      Surrender
Month        Charge          Month         Charge         Month          Charge
------      ---------        -----        --------        ------      ---------
 1-60        1923.75          80          1410.75           100         833.45
  61         1898.10          81          1385.10           101         791.73
  62         1872.45          82          1359.45           102         750.01
  63         1846.80          83          1333.80           103         708.28
  64         1821.15          84          1308.15           104         666.56
  65         1795.50          85          1282.50           105         624.83
  66         1769.85          86          1256.85           106         583.11
  67         1744.20          87          1231.20           107         541.39
  68         1718.55          88          1205.55           108         499.66
  69         1692.90          89          1179.90           109         457.94
  70         1667.25          90          1154.25           110         416.21
  71         1641.60          91          1128.60           111         374.49
  72         1615.95          92          1102.95           112         332.77
  73         1590.30          93          1077.30           113         291.04
  74         1564.65          94          1051.65           114         249.32
  75         1539.00          95          1026.00           115         207.59
  76         1513.35          96          1000.35           116         165.87
  77         1487.70          97           958.63           117         124.15
  78         1462.05          98           916.90           118          82.42
  79         1436.40          99           875.18           119          40.70
                                                            120           0.00





V603(PIE)                                                           PAGE 4 OF 6

                                  SCHEDULE PAGE
                                   (CONTINUED)
INSURED: John Doe                                      POLICY NUMBER:  2 000 000

              TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                       BASED ON 1980 CSO MORTALITY TABLE
                       PER $1,000 OF NET AMOUNT AT RISK
                      RISK CLASSIFICATION: MALE NON SMOKER



    Attained    Monthly     Attained        Monthly     Attained        Monthly
      Age        Rate          Age           Rate         Age              Rate
     ----        ----          ---           ----         ---             -----
      35        .1408           57           .7908         79            7.1433
      36        .1475           58           .8683         80            7.8058
      37        .1567           59           .9558         81            8.5433
      38        .1667           60          1.0533         82            9.3767
      39        .1783           61          1.1617         83           10.3158
      40        .1908           62          1.2850         84           11.3425
      41        .2058           63          1.4258         85           12.4333
      42        .2208           64          1.5850         86           13.5667
      43        .2383           65          1.7608         87           14.7325
      44        .2558           66          1.9500         88           15.9075
      45        .2767           67          2.1550         89           17.1075
      46        .2992           68          2.3750         90           18.3492
      47        .3233           69          2.6150         91           19.6533
      48        .3492           70          2.8858         92           21.0625
      49        .3783           71          3.1925         93           22.6358
      50        .4092           72          3.5467         94           24.6375
      51        .4458           73          3.9533         95           27.4967
      52        .4883           74          4.4100         96           32.0458
      53        .5358           75          4.9000         97           40.0167
      54        .5908           76          5.4217         98           54.8317
      55        .6517           77          5.9700         99           83.3333
      56        .7192           78          6.5392




V603(PIE)                                                          PAGE 5 OF 6

                                  SCHEDULE PAGE
                                   (CONTINUED)

INSURED: John Doe                                       POLICY NUMBER: 2 000 000





                       TABLE OF FACE AMOUNTS OF INSURANCE
                       ----------------------------------


     ISSUE DATE              FACE AMOUNT                   RISK CLASSIFICATION
     ----------              -----------                   -------------------

 SEPTEMBER 1, 1999           $100,000.00                   Male Non-Smoker




                            RIDERS AND RIDER BENEFITS
                            -------------------------

                                                     PAYABLE      MONTHLY
RIDER DESCRIPTION     RIDER DATE      AMOUNT           TO         CHARGE
-----------------     ----------      ------           --         ------

VR33
Policy Term Rider     10/01/1999      $100,000.00    10/01/2024   $0.63





V603(PIE)                                                           PAGE 6 OF 6

                                     TABLE OF  CONTENTS



PART                                           PAGE      PART                                       PAGE
---------------------------------------------------      -----------------------------------------------
SCHEDULE PAGES                                           6. LIFETIME BENEFITS.........................11
    BASIC INFORMATION                                        TRANSFERS................................11
    DESCRIPTION OF SUBACCOUNTS                               LOANS....................................12
    POLICY CHARGES AND RATES                                 LOAN INTEREST............................13
    TABLE OF SURRENDER CHARGES                               CASH SURRENDER VALUE.....................13
    TABLE OF GUARANTEED MAXIMUM INSURANCE RATES              FULL SURRENDER...........................13
    TABLE OF FACE AMOUNTS OF INSURANCE                       PARTIAL SURRENDER........................13
      AND RIDERS                                             ADDITIONAL INSURANCE OPTION..............14

                                                         7.  Death Benefits...........................15
Table of Contents                                            Death Benefit Option 1...................15
                                                             Death Benefit Option 2...................15
1.  Definitions...............................1              Minimum Death Benefit....................15
                                                             Death Benefit Following Insured's
2.  About the Policy..........................2                Age 100................................16
      Effective Date of Insurance.............2              How to Change the Death
      Entire Contract.........................2                Benefit Options........................16
      Dividends...............................2              Request for an Increase in
      Contestability..........................2                Face Amounts...........................16
      Suicide.................................3              Right to Cancel Face
      Misstatement of Age or Sex..............3                Amount Increases.......................17
      Assignments.............................3              Request for Decrease in
      Annual Reports..........................4                Face Amount............................17
      Transaction Rules.......................4              Death Proceeds...........................17
                                                             Interest on Death Proceeds...............18
3.  Rights of Owner...........................4              The Beneficiary..........................18
      Who is the Owner........................4              How to Change the Beneficiary............18
      What are the Rights of the Owner........4
      How to Change the Owner.................5          8. Payment Options...........................18
                                                             Who May Elect Payment Options............18
4.  Premiums and Charges......................5              How to Elect a Payment Option............18
      Premium Payments........................5              Payment Options..........................19
      Premium Deductions......................5              (1) Payment in one sum...................19
      Net Premium Allocation                                 (2) Left to earn interest................19
               to Subaccounts.................6              (3) Payments for a specified period......19
      Premium Flexibility.....................6              (4) Life annuity with specified period
      Total Premium Limit.....................6                  certain..............................19
      Grace Period & Lapse....................7              (5) Life annuity.........................20
      Policy Value............................7              (6) Payments of specified amount.........20
      Monthly Deduction.......................7              (7) Joint survivorship annuity with
                                                                 10-year period certain...............20
5.  The Accounts..............................8               Additional Interest.....................21
      Guaranteed Interest Account.............8
      Separate Account........................9          9. Tables of Payment Option Amounts..........21
      Voting Rights..........................10
      Share of Separate Account
               Subaccount Values.............10
      Unit Value.............................10
      Net Investment Factor..................11


V603

                       PART 1: DEFINITIONS


ATTAINED AGE           Age of the insured on the birthday nearest the most
                       recent policy anniversary.

DEBT                   Unpaid loans against this policy plus accrued interest.

GENDER The terms "he," "his" and "him" are applicable without regard to sex. Where proper, "she," "hers" or "her" may be substituted.

IN FORCE               The policy has not terminated.

IN WRITING (WRITTEN    In a written form satisfactory to us and filed at our
REQUEST)               VUL.

VUL Our Variable and Universal Life Administration. The address is shown on the cover page of this policy.

MONTHLY CALCULATION    The first Monthly Calculation Day of a policy is the same
DAY                    day as its Policy Date as shown on the Schedule Page.
                       Subsequent Monthly Calculation Days are the same day for each month thereafter or, if such day does not fall within a given month, the last day of that month will be the Monthly Calculation Day.

PAYMENT DATE           The Valuation Date on which a premium payment or loan
                       repayment is received at our VUL unless it is received after the close of the New York Stock Exchange in which case it will be the next Valuation Date.

POLICY ANNIVERSARY     The anniversary of the Policy Date.

POLICY DATE            The Policy Date as shown on the Schedule Page. It is the
                       date from which Policy Years and Policy Anniversaries are measured.

POLICY MONTH           The period from one Monthly Calcualtion Day up to, but
                       not including, the next Monthly Calculation Day.

POLICY VALUE           The Policy Value as defined in Part 4.


POLICY YEAR            The first Policy Year is the one-year period from the
                       Policy Date to, but not including, the first Policy
                       Anniversary. Each succeeding Policy Year is the one-year period from the period from the Policy Anniversary to, but not including, the next Policy Anniversary.

PROPORTIONATE          Amounts are allocated to subaccounts on a proportionate
                       basis such that the ratios of this policy's subaccount values to each other are the same before and after the allocation.

SEPARATE ACCOUNT       Phoenix Home Life Variable Universal Life Account.

SUBACCOUNTS            The Guaranteed Interest Account (exclusive of the loaned
                       portion of such account) and the accounts within our Separate Account to which non-loaned assets under the policy are allocated as described in Part 5.

V603                                    1

UNIT A standard of measurement, as described in Part 4, used to determine the share of this policy in the value of each subaccount of the Separate Account.

VALUATION DATE         Every day the New York Stock Exchange is open for trading
                       and Phoenix Home Life is open for business.

VALUATION PERIOD       The period in days from the end of one Valuation Date
                       through the next Valuation Date.

WE (OUR, US)           Phoenix Home Life Mutual Insurance Company.

YOU (YOUR)             The owner of this policy.


                       PART 2: ABOUT THE POLICY

EFFECTIVE DATE OF      This policy will begin in force on the Policy Date,
INSURANCE              provided the issue premium is paid while the insured is
                       alive.

ENTIRE CONTRACT        This policy and the written application of the
                       policyholder, a copy of which is attached to and made a part of the policy, are the entire contract between you and us. Any change in the provisions of the contract, to be in effect, must be signed by one of our executive officers and countersigned by our registrar or one of our executive officers. This policy is issued by us at our Main Administrative Office in Hartford, Connecticut. Any benefits payable under this policy are payable at our Main Administrative Office.

DIVIDENDS              While this policy is in force, it will share in our
                       divisible surplus to the extent that we may provide. We do not expect any dividends to be apportioned to this policy. The share to be apportioned to this policy, if any, will be determined annually by us and credited no later than the end of the policy year for which it was determined. You may elect that the dividend be paid to you in cash or applied under any other method mutually agreed to by you and us.

CONTESTABILITY         We rely on all statements made by or for the insured in
                       the written application. These statements are considered to be representations and not warranties. We can contest the validity of this policy and any coverage under it for any material misrepresentation of fact. To do so, however, the misrepresentation must be contained in an application and the application must be attached to this policy when issued or made a part of this policy when a change is made.

                       We cannot contest the validity of the original face amount of this policy after it has been in force during the insured's lifetime for two years from its Policy Date. If we contest the policy, it will be based on the application for this policy.

                       We cannot contest the validity of any increase in face amount after the policy has been in force during the insured's lifetime for two years from the issue date of the increase. Any such contest will be based on the supplemental application for the increase.



V603                                       2

                       If we contest the validity of all or a portion of the face amount provided under this policy, the amount we pay with respect to such portion of the face amount will be limited to the higher of a return of any paid premium required by us for the contested Face Amount, or the sum of any monthly deductions made under this policy for the contested face amount.

SUICIDE If within two years from the Policy Date the insured dies by suicide, while sane or insane, and while this policy is in force, the amount of death benefit will be limited to the policy value adjusted as follows:

                       a. we will add any monthly deductions made under this
                          policy;

                       b. we will subtract any debt owed us under this
                          policy.


                       If within two years from the issue date of an increase in face amount the insured dies by suicide, while sane or insane, and while the policy is in force, the death benefit for that increase will be limited to a pro-rata portion of the policy value corresponding to such increase adjusted as follows:

                          a. we will add the sum of the monthly deductions
                             corresponding to such increase;

                          b. we will subtract any debt owed us under this
                             policy.

MISSTATEMENT OF        If the age or sex of the insured has been misstated, any
AGE OR SEX             benefits payable under this policy will be adjusted to
                       reflect the correct age and sex as follows:

                       (A) For adjustments made prior to the insured's death, no
                           change will be made to the then current cost of insurance rates, but subsequent cost of insurance rates will be adjusted to such rates that would apply had this policy been issued based on the correct age and sex.

                       (B) For adjustments made at the time of the insured's
                           death, the death benefit payable will be adjusted to reflect the amount of coverage that would have been supported by the most recent monthly deduction based on the then current cost of insurance rates for the correct age and sex.

ASSIGNMENTS            Except as otherwise provided herein, any or all of the
                       rights in this policy may be assigned. We will not be considered to have notice of any assignment until we receive the original or copy of the assignment at our VUL. We are not responsible for the validity of any assignment.



V603                                       3

ANNUAL REPORTS         We will annually send you a report showing for this
                       policy:

                       a. the then current policy value, cash surrender value, death benefit and face amount;

                       b. the premiums paid, and deductions and partial surrenders made since the last report;

                       c.  any outstanding debt;

                       d. an accounting of the change in policy value since the last report; and

                       e. such additional information as required by applicable law or regulation.

TRANSACTION RULES      Requests for transactions involving subaccounts will
                       usually be processed within 7 days after we receive the written request at our VUL. However, we may, at our discretion, postpone the payment of any death benefit in excess of the initial face amount, any policy loans, partial withdrawals, surrenders or transfers:

                       (A) For up to six months from the date of request, for
                           any transactions dependent upon the value of the Guaranteed Interest Account; or

                       (B) Otherwise, for any period during which the New York
                           Stock Exchange is closed for trading (except for normal holiday closing) or when the Securities and Exchange Commission has determined that a state of emergency exists which may make processing such transactions impractical.


                       PART 3: RIGHTS OF OWNER

WHO IS THE OWNER       The owner is the person named as owner in the
                       application, unless later changed as provided in this policy. If you, the owner, are not the insured and you die before the insured, ownership rights in this policy will pass to the successive owner if one has been named, except that if joint owners are designated, this policy would remain with the surviving joint owners until death of the survivors. The insured will be the owner if no other person is named the owner. If more than one person is named as owner, they must act jointly unless you and we agree otherwise.


WHAT ARE THE RIGHTS    You control this policy during the insured's lifetime but
OF THE OWNER           not until this policy begins in force.  Unless you and we
                       agree otherwise, you may exercise all rights provided under this policy without the consent of anyone else.
                       These rights include the right to:

                       a. Receive any amounts payable under this policy during the insured's lifetime.



V603                                     4

                       b.  Change the owner or the interest of any owner.

                       c. Change the planned premium payment amount and frequency. See Part 4.

                       d. Change the subaccount allocation schedule for premium payments and monthly deductions. See Part 4.

                       e.  Transfer amounts between and among subaccounts.  See
                           Part 6.

                       f.  Obtain policy loans. See Part 6.

                       g.  Obtain a partial surrender.  See Part 6.

                       h. Surrender this policy for its cash surrender value. See Part 6.

                       i. Select a payment option for any cash surrender value that becomes payable. See Part 6.

                       j.  Request changes in the insurance amount. See Part 7.

                       k.  Change the beneficiary of the death benefit. See Part
                           7.

                       l. Assign, release, or surrender any interest in the policy.

                       m.  Change the death benefit option. See Part 7.

                       You may exercise these rights only while the insured is alive. Exercise of any of these rights will, to the extent thereof, assign, release, or surrender the interest of the insured and all other beneficiaries and owners under this policy.

HOW TO CHANGE THE      You may change the owner by written request,
OWNER                  satisfactory to us, filed at our VUL.


                       PART 4: PREMIUMS

PREMIUM PAYMENTS       The issue premium as shown on the Schedule Page is due on
                       the Policy Date. The insured must be alive when the issue premium is paid. Thereafter, the amount and payment frequency of planned premiums are as shown on the Schedule Page unless later changed as described below.
                       All premiums are payable at our VUL, except that the issue premium may be paid to an authorized agent of ours for forwarding to our VUL. No benefit associated with any premium shall be provided until it is actually received by us at our VUL.

PREMIUM DEDUCTIONS     Premium tax charges and federal tax charges as stated on
                       the Schedule Page, will be deducted from any premiums received by us at our VUL. If the issue premium is received by us at our VUL after the policy date, then it will also be reduced by the amount necessary to cover any past unpaid monthly deductions described below. In addition, payments received by us during a grace period will also be reduced by the amount needed to cover any monthly deductions during the grace period.

V603                                       5

NET PREMIUM ALLOCATION The premiums, net of these charges, will be applied on
TO SUBACCOUNTS         the Payment Date to the various subaccounts based on
                       the premium allocation schedule elected in the application for this policy or as later changed by you.
                       You may change the allocation schedule for premium payments by written notice filed with us at our VUL.
                       Allocations to each subaccount must be expressed in whole percentages unless we agree otherwise.

                       The number of units credited to each subaccount of the Separate Account will be determined by dividing the net premium applied to that subaccount by the unit value of that subaccount on the Payment Date. The number of units credited to each subaccount is carried to four decimal places.

PREMIUM FLEXIBILITY    Subject to the total premium limit described in the next
                       section and except for the issue premium, you may change the amount and frequency of premium payments while this policy is in force during the lifetime of the insured as follows:

                       a. You may increase or decrease the planned premium amount or payment frequency at any time by written notice to us. We reserve the right to limit increases to such maximums as we may establish from time to time.

                       b.  Additional premium payments may be made at any time.

                       c. Each premium payment made must at least equal $25 or, if during a grace period, the amount needed to prevent lapse of this policy. We reserve the right to reduce this limit.

TOTAL PREMIUM LIMIT    The total premium limit is shown on the Schedule Page and
                       is applied to the sum of all premiums received by us for this policy to date, reduced by the sum of all partial surrender amounts paid by us to date. If the total premium limit is exceeded, we will pay you the excess, with interest at an annual rate of not less than 4%, not later than 60 days after the end of the policy year in which the limit was exceeded. The policy value will be adjusted to reflect such refund. The amount to be taken from the subaccount will be allocated in the same manner as provided for monthly deductions unless you request another allocation in writing.

                       The total premium limit may be exceeded if additional premium is needed to prevent lapse under the grace period and lapse provision. The total premium limit may change due to:

                       a.   a partial surrender or a decrease in face amount;

                       b.   addition, cancellation, or change of a rider; or

                       c.   a change in federal tax laws or regulations.



V603                                       6

                       If the total premium limit changes, we will send you a Revised Schedule Page reflecting the change. However, we reserve the right to require that this policy be returned to us so that we may endorse the change.


GRACE PERIOD AND       If, on any Monthly Calculation Day, the required monthly
LAPSE                  deduction exceeds the policy value during the first three
                       policy years, or the cash surrender value after the third policy year, a grace period of 61 days will be allowed for the payment of an amount equal to three times the required monthly deduction. This policy will continue in force during any such grace period. We will mail a written notice to you and any assigns at the post office addresses last known to us as to the amount of premium required. If such premium is not paid to us by the end of the grace period this policy will lapse without value, but not before 30 days have elapsed since we mailed our written notice to you. The "date of lapse" will be the Monthly Calculation Day on which the deduction was to be made, and any insurance and rider benefits provided under this policy will terminate as of that date.

POLICY VALUE           The policy value is the sum of this policy's share in the
                       value of each subaccount of the Separate Account and the value of this policy's Guaranteed Interest Account. See
                       Part 5 for an explanation as to how this policy's share in the value of each subaccount of the Separate Account is determined and for a description of the Guaranteed
                       Interest Account.

MONTHLY DEDUCTION      A deduction is made each policy month from the policy
                       value (excluding the value of the loaned portion of the Guaranteed Interest Account) to pay:

                       (a) the cost of insurance provided under this policy;

                       (b) any flat extra mortality charges;

                       (c) the cost of any rider benefits provided;

                       (d) an administrative charge as shown on the Schedule
                           Page. The administrative charge may vary but in no event will exceed the maximum amount shown on the Schedule Page. We will send you a written notice of any change at least 30 days in advance of such change; and

                       (e) for the first policy year and for the first policy
                           year after a face amount increase, one-twelfth of the Issue Expense Charge shown on the Schedule Page. Any unpaid balance of the Issue Expense Charge will be paid to us upon policy lapse or termination.

V603                                       7

                       Deductions are made on each Monthly Calculation Day. If the Monthly Calculation Day is not a valuation date, the monthly deduction for that policy month will be made on the next valuation date.

                       You may request in the application for this policy that monthly deductions not be taken from certain specified subaccounts. Such a request may later be changed by notifying us in writing, but only with respect to future monthly deductions. Monthly deductions will be taken from this policy's share of the remaining subaccounts exclusive of the loaned portion of the Guaranteed Interest Account, on a proportionate basis. In the event this policy's share in the value of such subaccounts is not sufficient to permit the withdrawal of the full monthly deduction, the remainder will be taken on a proportionate basis from this policy's share of each of the other subaccounts exclusive of the loaned portion of the Guaranteed Interest Account. The number of units deducted from each subaccount of the Separate Account will be determined by dividing the portion of the monthly deduction allocated to each such subaccount by the unit value of that subaccount on the Monthly Calculation Day.

                       Each monthly deduction will pay the cost of insurance from the Monthly Calculation Day on which the deduction is made up to, but not including, the next Monthly Calculation Day. The cost of insurance is equal to the cost of insurance rate for the current policy month divided by 1,000 and then multiplied by the result of:

                       (a) the death benefit on the Monthly Calculation Day;
                           minus

                       (b) the policy value on the Monthly Calculation Day.

                       The cost of insurance rate for the current policy month is based on the insured's attained age and risk classification. The rate used in computing the cost of insurance is obtained from the Table of Guaranteed Maximum Cost of Insurance Rates on the Schedule Page for the risk classification(s) shown, or such lower rate as we may declare. Any change we make in the declared cost of insurance rates will be uniform by class and based on our future mortality, expense and lapse expectations. The declared cost of insurance rates for an insured will not be affected by a change in the insured's health or occupation.

                       PART 5: THE ACCOUNTS

                       Assets under this policy may be allocated either to the Guaranteed Interest Account or to any of the subaccounts of the Separate Account.

GUARANTEED INTEREST    The Guaranteed Interest Account is not part of the
ACCOUNT                Separate Account. It is part of our General Account. We
                       reserve the right to limit cumulative deposits, including transfers, to the unloaned



V603                                    8
                       portion of the Guaranteed Interest Account during any one-week period to no more than $250,000. We will credit interest daily on the amounts allocated under this policy to the Guaranteed Interest Account. The loaned portion of the Guaranteed Interest Account will be credited interest at an effective annual fixed rate as shown on the Schedule Page. We will credit interest on the unloaned portion of the Guaranteed Interest Account at such rates we shall determine but in no event will the effective annual rate of interest on such portion be less than the minimum interest rate shown on the Schedule Page.

                       Twice each calendar month we will set the interest rate that will apply to any net premium or transferred amounts deposited to the unloaned portion of the Guaranteed Interest Account during the applicable period of that month. That rate will remain in effect for such deposits, for an initial guarantee period of one full year. Upon expiry of the initial one-year guarantee period, and each subsequent one-year guarantee period thereafter, the rate applicable for any deposits in the unloaned portion of the Guaranteed Interest Account whose guarantee period has just ended shall be the same rate that applies to new deposits to such subaccount at the time the guarantee period expires. Such rate shall likewise remain in effect for such deposits for a subsequent guarantee period of one full year.

                       All transfers, partial surrenders, and deductions from the unloaned portion of the Guaranteed Interest Account will be assessed on a Last-In, First-Out basis based on the date the deposit was initially made to the unloaned portion of such subaccount. At the end of each policy year and at the time of any debt repayment, interest credited to the loaned portion of the Guaranteed Interest Account will be transferred to the unloaned portion of the Guaranteed Interest Account. We reserve the right to add other Guaranteed Interest Accounts, subject where required, to approval by the insurance supervisory official of the state where this policy is delivered.

SEPARATE ACCOUNT       The Separate Account has been established by us as a
                       separate account pursuant to New York law and is registered as a unit investment trust under the Investment Company Act of 1940 (1940 Act). Income and realized and unrealized gains and losses from assets in the Separate Account are credited to or charged against it without regard to our other income, gains or losses.
                       We own the Separate Account assets and they are kept separate from the Assets of our General Account. Separate
                       Account assets will be valued on each valuation date.
                       The portion of the Separate Account equal to reserves and liabilities for policies supported by the Separate
                       Account will not be charged with any liabilities arising out of our other business. We reserve the right to use assets of the Separate Account in excess of these reserves and liabilities for any purposes.

                       The Separate Account has several subaccounts available under this policy as shown on the Schedule Page. We have the right to add

V603                                       9
                       additional subaccounts of the Separate Account subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered. We use the assets of the Separate Account to buy shares of the Fund identified on the Schedule Page according to your allocation instructions. The Fund is registered under the 1940 Act as an open-end, diversified management investment company. The Fund has separate Portfolios that correspond to the subaccounts of the Separate Account. Assets of each such subaccount are invested in shares of the corresponding Fund Portfolio.

                       A Portfolio of the Fund might make a material change in its investment policy. If that occurs, you will be notified of the change. In addition, no change will be made in the investment policy of any of the subaccounts of the Separate Account without approval of the appropriate insurance supervisory official of our domiciliary state of New York. The approval process is on file with the insurance supervisory official of the state where the policy is delivered. If, in our judgment, a Portfolio of the Fund becomes unsuitable for investment by a subaccount of the Separate Account for any reason, we may substitute shares of another Portfolio of the Fund or shares of another mutual fund. Any such change will be subject to approval by the Securities and Exchange Commission and, where required, by the insurance supervisory official of the state where this policy is delivered.


VOTING RIGHTS          Although we are the legal owner of the Fund shares, we
                       will vote the shares at regular and special meetings of the shareholders of the Fund in accordance with instructions received from you and the other owners of the policies. Any shares held by us will be voted in the same proportion as voted by you and the other owners of the policies. However, we reserve the right to vote the shares of the Fund without direction from you if there is a change in the law which would permit this to be done.


SHARE OF SEPARATE      The share of this policy in the value of each
ACCOUNT SUBACCOUNT     subaccount of the Separate Account on a valuation date is
VALUES                 the unit value of that subaccount on that date
                       multiplied by the number of this policy's units in that subaccount after all transactions for the valuation period ending on that day have been processed. For any day which does not fall on a valuation date, the share of this policy in the value of each subaccount of the Separate Account is determined using the number of units on that day after all transactions for that day have been processed and the unit values on the next valuation date.

UNIT VALUE             The unit value of each subaccount of the Separate
                       Account was set by us on the first valuation date of each such subaccount. The unit value of a subaccount of the Separate Account on any other valuation date is determined by multiplying the unit value of that subaccount on the just prior valuation date by the Net
                       Investment Factor for that subaccount for the then current valuation period. The unit value of each subaccount of the Separate Account on a day other than a valuation date is the unit value on the next valuation date.

V603                                     10

                       Unit values are carried to 6 decimal places. The unit value of each subaccount of the Separate Account on a valuation date is determined at the end of that day.


NOT INVESTMENT FACTOR  The Net Investment Factor for each subaccount of the
                       Separate Account is determined by the investment performance of the assets held by the subaccount during the valuation period. Each valuation will follow applicable law and accepted procedures. The Net Investment Factor is equal to item (D) below subtracted from the result of dividing the sum of items (A) and (B) by item (C) as defined below.

                       (A) The value of the assets in the subaccount on the
                           current valuation date, including accrued net investment income and realized and unrealized capital gains and losses, but excluding the net value of any transactions during the current valuation period.

                       (B) The amount of any dividend (or, if applicable, any
                           capital gain distribution) received by the subaccount if the "ex-dividend" date for shares of the Fund occurs during the current valuation period.

                       (C) The value of the assets in the subaccount as of the
                           just prior valuation date, including accrued net investment income and realized and unrealized capital gains and losses, and including the net value of all transactions during the valuation period ending on that date.

                       (D) The sum of the following daily charges as shown on
                           the Schedule Page, multiplied by the number of days in the current valuation period:

                           (1)  the mortality and expense risk charge; and

                           (2) the charge, if any, for taxes and reserves for taxes on investment income, and realized and unrealized capital gains.

                       PART 6: LIFETIME BENEFITS

TRANSFERS              You may transfer all or a portion of this policy's value
                       among one or more of the subaccounts of the Separate
                       Account and the unloaned portion of the Guaranteed
                       Interest Account. We reserve the right to limit the number of transfers you may make, however, you can make up to six transfers per contract year from subaccounts of the Separate Account and only one transfer per contract year from the unloaned portion of the Guaranteed
                       Interest Account unless the Systematic Transfer Program is elected. Under that program, funds may be transferred automatically among the subaccounts on a monthly, quarterly, semiannual or annual basis. Unless we agree otherwise, the minimum initial and subsequent transfer amounts are $25 monthly, $75 quarterly, $150 semiannually or $300 annually. Except as otherwise provided under the Systematic Transfer Program, the amount that may be transferred from the Guaranteed
                       Interest Account at any one time cannot exceed the higher of $1,000 or 25% of the value of the Guaranteed Interest
                       Account.

V603                                      11

                       Transfers may be made by written or telephone request. The maximum transfer charge is shown on the Schedule Page. There is no transfer charge for the Systematic Transfer Program. Any such charge will be deducted from the subaccounts from which the amounts are to be transferred in the same proportion as the amounts to be transferred bear to the total amount transferred. The value of each subaccount will be determined on the Valuation Date that coincides with the date of transfer.

LOANS While this policy is in force, a loan may be obtained against this policy in any amount up to the available loan value. To obtain a loan, this policy must be properly assigned to us as security. We need no other collateral. We reserve the right not to allow loans of less than $500 unless the loans are to pay premiums on another policy issued by us.

                       The loan value is 90% of the result of subtracting the then applicable surrender charge from the then policy value. The "available loan value" is the loan value on the current day less any outstanding debt.

                       The amount of the loan will be added to the loaned portion of the Guaranteed Interest Account and subtracted from this policy's share of the subaccounts based on the allocation you request at the time of the loan. The total reduction will equal the amount added to the loaned portion of the Guaranteed Interest Account. Unless we agree otherwise, allocations to each subaccount must be expressed in whole percentages. If no allocation request is made, the amount subtracted from the share of each subaccount will be determined in the same manner as provided for monthly deductions.

                       Debt may be repaid at any time during the lifetime of the insured while this policy is in force. Such repayment, in excess of any outstanding accrued loan interest, will be applied to reduce the loaned portion of the Guaranteed Interest Account and will be transferred to the unloaned portion of the Guaranteed Interest Account to the extent that loaned amounts taken from such account have not previously been repaid. Otherwise, such balance will be transferred among the subaccounts you request upon repayment and, if no allocation request is made, we will use your most recent premium allocation schedule on file with us. Any debt repayment received by us during a grace period as described in Part 4 will be reduced to cover any overdue monthly deductions and only the balance applied to reduce the debt. Such balance will also be applied as described to reduce the loaned portion of the Guaranteed Interest Account

                       While there is any outstanding debt against this policy, any payments received by us for this policy will be applied directly to reduce the debt unless specified as a premium payment. Until the debt is fully repaid, additional debt repayments may be made at any time during the lifetime of the insured while this policy is in force.

                       Failure to repay a policy loan or to pay loan interest will not terminate this policy except as otherwise provided under Grace Period


V603                                      12
                       and Lapse in Part 4 when the policy does not have sufficient remaining value to pay the monthly deductions, in which event, that grace period provision will apply.

LOAN INTEREST          Loans will bear interest at an effective annual rate
                       equal to the loan interest rate shown on the Schedule
                       Page and will be compounded daily. Interest will accrue on a daily basis from the date of the loan and is included as part of the debt under this policy. Loan interest will be due on each policy anniversary. If not paid when due, the outstanding accrued interest on that date will be charged as a loan against this policy.

CASH SURRENDER VALUE   The cash surrender value of this policy is the policy
                       value as defined in Part 4 less any applicable surrender charge on the date of surrender and less any debt. The surrender charge for a full surrender is as stated on the Schedule Pages, or Revised Schedule Pages if there has been an increase in face amount.

FULL SURRENDER         You may fully surrender this policy for its cash
                       surrender value by returning this policy to us at our VUL along with a written release and surrender of all claims under this policy signed by you and any assigns. You may do this at any time during the lifetime of the insured while this policy is in force. The written surrender must be in a form satisfactory to us and must include such tax withholding information as we may reasonably require. The surrender will be effective on the "date of surrender" which is the later of the dates on which we receive the returned policy and the written surrender.
                       Upon full surrender, all insurance and any rider benefits provided under this policy will terminate. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

PARTIAL SURRENDER      You may obtain a partial surrender of this policy by
                       requesting that a part of this policy's cash surrender value be paid to you. You may do this at any time during the lifetime of the insured while this policy is in force with a written request signed by you and any assigns. We reserve the right to require that this policy first be returned to us before payment is made. A partial surrender will be effective on the date we receive the written request or, if required, the date we receive this policy if later. You may direct that we apply the surrender proceeds under any of the Payment Options described in Part 8.

                       A partial surrender will be denied if the resultant cash surrender value would be less than or equal to zero. We reserve the right not to allow partial surrenders if the resulting death benefit would be less than $25,000 or if the amount of the partial surrender is less than $500. We further reserve the right to require that the entire balance of a subaccount be surrendered and withdrawn if the share of this policy in the value of that subaccount would, immediately after a partial surrender, be less than $500.

                       Upon a partial surrender, the policy value will be reduced by the sum of the following:

                       (A) The partial surrender amount paid. This amount comes
                           from a reduction in this policy's share in the value of each subaccount based on the allocation you request at the time of the partial

V603                                      13
                           surrender. If no allocation request is made, the assessment to each subaccount will be made in the same manner as provided for monthly deductions.

                       (B) The partial surrender fee.  The fee is the lesser of
                           $25 and 2% of the partial surrender amount paid. The assessment to each subaccount will be made in the same manner as provided for the partial surrender amount paid.

                       (C) A partial surrender charge.  This charge is equal to
                           a pro-rata portion of the applicable surrender charge that would apply to a full surrender, determined by multiplying such applicable surrender charge by a fraction equal to the partial surrender amount payable divided by the result of subtracting the applicable surrender charge from the policy value. This amount is assessed against the subaccounts in the same manner as provided for the partial surrender amount paid.


                       The cash surrender value will be reduced by the partial surrender amount paid plus the partial surrender fee. The face amount of this policy will be reduced by the same amount as the policy value is reduced as described above. We will send you a Revised Schedule Page reflecting this change.

ADDITIONAL INSURANCE   While this policy is in force and subject to the terms of
OPTION                 this provision, including our receipt of evidence
                       satisfactory to us of the insured's then insurability, you have the option to purchase additional insurance on the same insured under the same plan of insurance as this policy without our assessment of any issue expense charge under the new policy. Except for our waiver of the issue expense charge, the new policy will be based on the same guaranteed rates and charges as are in effect for this plan on the Policy Date of this policy as adjusted for the insured's new attained age and change, if any, in risk classification. The new policy will only include such rider benefits as we may agree based on our rules and practices in effect on the Policy Date of the new policy. The amount of insurance under the new policy, when added to all other insurance with our company on the life of the insured, cannot exceed our total insurance amount limitations in effect on the Policy Date of the new policy.

                       To elect this option, you must file a written application with our VUL. It must be signed by you and the insured. We must also receive:

                       (A) Evidence that you have a satisfactory insurable
                           interest in the life of the insured.

                       (B) Evidence, satisfactory to us, that the insured is
                           then insurable under our established practice in the selection of risks for this plan of insurance, including the new amount applied for and rider benefits requested. Selection of risks includes health and non-health factors.



V603                                      14

                       (C) Payment, while the insured is alive, of the full
                           issue premium for the new policy. The payment must equal or exceed our minimum issue premium requirements in effect for this plan on the Policy Date of the new policy.

                       Any exclusions applicable to the new policy will be determined in accordance with our rules and practices in effect on the Policy Date of the new policy. The new policy will not be subject to any assignments or liens against this policy. The owner and the beneficiary under the new policy shall be as requested in the application for the new policy. Any subsequent changes will be governed by the printed provisions of the new policy.

                       The new policy will begin in effect as of the later of:

                       a.  our approval of the application for the new policy;

                       b. payment of the full issue premium due on the new policy.

                       The Policy Date of the new policy will be as shown on the schedule pages of the new policy based on our rules and practices then in effect. The time periods for the suicide and contestability provisions in the new policy will be measured from the Policy Date of the new policy.


                       PART 7: DEATH BENEFITS

                       While, the policy is in force, you have the right to elect either of the two death benefit options as described below. The death benefit option shall be as elected in the original application unless later changed as provided below. If no option is elected, Death Benefit Option 1 shall apply.


DEATH BENEFIT OPTION 1 Under this option, during all policy years until the policy anniversary which follows the insured's 100th birthday, the death benefit is equal to the greater of
                       (a) and (b) as defined below:

                       a.  the policy's face amount on the date of death;

                       b. the minimum death benefit on the date of death as defined below.

DEATH BENEFIT OPTION 2 Under this option, during all policy years until the policy anniversary which follows the insured's 100th birthday, the death benefit is equal to the greater of
                       (a) and (b) as defined below:

                       a. the policy's face amount on the date of death plus the
                          policy value;

                       b. the minimum death benefit on the date of death as
                          defined below.

MINIMUM DEATH BENEFIT  The minimum death benefit is the policy value on the date of death of the insured increased by the applicable percentage from the table below, based on the insured's attained age at the beginning of the policy year in which the death occurs.

V603                                       15

                        Attained                    Attained               Attained            Attained
                          Age              Pct         Age         Pct       Age       Pct       Age       Pct
                          ---              ---         ---         ---       ---       ---       ---       ---
                        Under  40           150%       53          64%       67        18%       81        5%
                           40               150%       54          57%       68        17%       82        5%
                           41               143%       55          50%       69        16%       83        5%
                           42               136%       56          46%       70        15%       84        5%
                           43               129%       57          42%       71        13%       85        5%
                           44               122%       58          38%       72        11%       86        5%
                           45               115%       59          34%       73         9%       87        5%
                           46               109%       60          30%       74         7%       88        5%
                           47               103%       61          28%       75         5%       89        5%
                           48                97%       62          26%       76         5%       90        5%
                           49                91%       63          24%       77         5%       91        4%
                           50                85%       64          22%       78         5%       92        3%
                           51                78%       65          20%       79         5%       93        2%
                           52                71%       66          19%       80         5%       94        1%
                                                                                                 95        0%
                                                                                            Over 95        0%



DEATH BENEFIT          After the policy anniversary which follows the insured's
FOLLOWING INSURED'S    100th birthday, the death benefit will equal the policy
AGE 100                value.


HOW TO CHANGE THE      While this policy is in force, you may request in writing
DEATH BENEFIT OPTION   that the Death Benefit Option be changed from Option 1 to
                       Option 2, or from Option 2 to Option 1. No evidence of insurability is required. If the request is to change from Option 1 to Option 2, the face amount will be decreased by the policy value and if the request is to change from Option 2 to Option 1, the face amount will be increased by the policy value. Any such change will be in effect on the Monthly Calculation Day coincident with or next following the day we approve the request.


REQUEST FOR AN         Anytime that this policy is in force, you may request an
INCREASE IN FACE       increase in its face amount. Unless we agree otherwise,
AMOUNT                 the minimum such face amount increase is $25,000, and the
                       increase will be effective on the first policy anniversary on or following the date that we approve the request. Such date will be shown as the issue date for such increase on the Revised Schedule Pages we send you reflecting the change. We reserve the right to limit increases in face amount. All requests to increase the face amount must be applied for on a supplemental application and will be subject to evidence of the insured's insurability satisfactory to us. The insured must be alive on the issue date, and you must also pay to us in advance such issue premium for the increase as we may require according to our published rules then in effect. If no issue premium is required, the increase will not take effect unless the cash surrender value on the issue date at least equals the monthly deduction for the total combined face amount. The Issue Expense Charge for Face Amount increases is as stated on the Schedule
                       Page.

                       We will send you Revised Schedule Pages reflecting the change. We reserve the right to further require that the policy be returned to us so that we may incorporate the change.


V603                                      16

RIGHT TO CANCEL FACE   You have the right to cancel any increase in the face
AMOUNT INCREASES       amount provided by us under this policy pursuant to your
                       request, within a limited time as stated below. The increase in face amount may be cancelled by returning the policy to us at the following address:

                           Phoenix Home Life Mutual Insurance Company
                           Variable and Universal Life Administration
                           P.O. Box 942
                           Greenfield, Massachusetts  01302-0942

                       To cancel, you must return the policy, including the Revised Schedule Pages, before the latest of:

                       1. 10 days after the new Revised Schedule Page showing such increase in the face amount is delivered to you; or

                       2. 10 days after a Notice of Right to Cancel is delivered to you; or

                       3. 45 days after Part 1 of the supplementary application for such increased face amount is signed.

                       Upon any such cancellation, we will refund the higher of any paid premium required by us for the increase or the sum of any monthly deductions and any other fees and charges made under this policy for the increase in face amount.


REQUEST FOR A          You may request a decrease in face amount at any time
DECREASE IN FACE       after the first policy year.  Unless we agree otherwise,
AMOUNT                 the decrease requested must at least equal $10,000 and
                       the face amount remaining after the decrease must at least equal $25,000. All requests to decrease the face amount must be in writing and will be effective on the first Monthly Calculation Day following the date we approve the request. We reserve the right to require that this policy first be returned to us before the decrease is made. Upon a decrease in face amount, a partial surrender charge will be deducted from the policy value based on the amount of the decrease. The charge will equal the applicable surrender charge that would then apply to a full surrender multiplied by the result of dividing the decrease in face amount by the face amount of the policy before the decrease. We will send you a Revised Schedule Page reflecting the change.

DEATH PROCEEDS         Upon receipt of due proof at our VUL that the insured
                       died while this policy is in force, we will pay the death proceeds of this policy. The death proceeds equal the death benefit on the date of death, with the following adjustments;

                       (A) We will deduct any debt outstanding against this policy.

                       (B) We will deduct any monthly deductions to and including the policy month of death not already made.

                       (C) We will add any premiums received by us after the Monthly Calculation Day just prior to the date of death and on or before the date of death.

V603                                      17

INTEREST ON DEATH      We will pay interest on any death proceeds from the date
PROCEEDS               of the insured's death to the date of payment. The amount
                       of interest will be the same as would be paid were the death proceeds left for that period of time to earn interest under Payment Option 2.

THE BENEFICIARY        Unless another payment option is elected as described in
                       Part 8, any death proceeds that become payable will be paid in equal shares to such beneficiaries living at the death of the insured as stated in the application for this policy or as later changed. Payments will be made successively in the following order:

                       a.   Primary beneficiaries.

                       b. Contingent beneficiaries, if any, provided beneficiary is living at the death of the insured.

                       c. You or your executor or administrator, provided no primary or contingent beneficiary is living at the death of the insured.

                       Unless otherwise stated the relationship of a beneficiary is the relationship to the insured.

HOW TO CHANGE THE      You may change the beneficiary under this policy by
BENEFICIARY            written  notice signed by you and filed with us at our
                       VUL. When we receive it, the change will relate back and take effect as of the date it was signed. However, the change will be subject to any payments made or actions taken by us before we received the notice at our VUL

                       PART 8: PAYMENT OPTIONS

WHO MAY ELECT          The death benefit of this policy will be paid in one sum
PAYMENT OPTIONS        unless otherwise provided. As an alternative to payment
                       in one sum as provided under Option 1, any surrender or death benefit that becomes payable under an account may be applied under one or more of the alternative income payment options as described in this part or such other payment options as may then be currently available for the policy.

                       Our consent is required for the election of an income payment option by a fiduciary or any entity other than a natural person. Our consent is also required for elections by any assigns or an owner other than the insured if the owner has been changed. You may designate or change one or more beneficiaries who will be the payee or payees under the option elected. You may only do this during the lifetime of the insured. For death proceeds, if no election is in effect when the death benefit becomes payable, the beneficiary may elect a payment option.

                       Unless we agree otherwise, all payments under any option chosen will be made to the designated payee or to his executor or administrator. We may require proof of age of any payee or payees on whose life payments depend as well as proof of the continued survival of any such payee(s).


V603                                      18

HOW TO ELECT A         The election of an income payment option must be in a
PAYMENT OPTION         written form satisfactory to us.  Payments may be made on
                       an annual, semiannual, quarterly, or monthly basis provided that each installment will at least equal $25.
                       We also require that at least $1,000 be applied under any income option chosen.

PAYMENT OPTIONS        This section provides a brief description of the various
                       payment options that are available. In Part 9 you will find tables illustrating the guaranteed installment amount provided by several of the options described in this section. The amount shown for Options 4, 5, and 7 are the minimum monthly payments for each $1,000 applied.
                       The actual payments will be based on the monthly payment rates we are using when the first payment is due. They will not be less than shown in the tables.

                       Option 1 - Payment in one sum

                       Option 2 - Left to earn interest

                                  We pay interest during the payee's lifetime on the amount left with us under this option as a principal sum. We guarantee that at least one of the versions of this option will provide interest at a rate of at least 3% per year.

                       Option 3 - Payments for a specific period

                                  Equal income installments are paid for a specified period of years whether the payee lives or dies. The first payment will be on the date of settlement. The Option 3 Table shows the guaranteed amount of each installment for monthly and annual payment frequencies. The table assumes an interest rate of 3% per year on the unpaid balance. The actual interest rate is guaranteed not to be less than this minimum rate.

                       Option 4 - Life annuity with specified period certain

                                  Equal installments are paid until the later of:

                                  (A) The death of the payee.

                                  (B) The end of the period certain.

                                  The first payment will be on the date of settlement. The period certain must be chosen at the time this option is elected. The periods certain that may be chosen are as follows:

                                  (A) Ten years

                                  (B) Twenty years

                                  (C) Until the installments paid refund the
                                      amount applied under this option. If the payee is not living when the final payment falls due, that payment will be

V603                                     19
                                      limited to the amount which needs to be
                                      added to the payments already made to
                                      equal the amount applied under this
                                      option.

                                  If, for the age of the payee, a period certain is chosen that is shorter than another period certain paying the same installment amount, We will deem the longer period certain as having been elected. The life annuity provided under this option is calculated using an interest rate of 3-3/8%, except that any life annuity providing a period certain of twenty years or more is calculated using an interest rate of 3-1/4%.

                       Option 5 - Life Annuity

                                  Equal installments are paid only during the lifetime of the payee. The first payment will be on the date of settlement. Any life annuity as may be provided under this option is calculated using an interest rate of 3-1/2%.


                       Option 6 - Payments of specified amount

                                  Equal installments of a specified amount, out of the principal sum and interest on that sum, are paid until the principal sum remaining is less than the amount of the installment. When that happens, the principal sum remaining with accrued interest will be paid as a final payment. The first payment will be on the date of settlement. The payments will include interest on the principal sum remaining at a rate guaranteed to at least equal 3% per year. This interest will be credited at the end of each year. If the amount of interest credited at the end of a year exceeds the income payments made in the last 12 months, that excess will be paid in one sum on the date credited.

                       Option 7 - Joint survivorship annuity with 10-year period
                                  certain

                                  The first payment will be on the date of settlement. Equal income installments are paid until the latest of:

                                  (A)  The end of the 10-year period certain.

                                  (B)  The death of the insured.

                                  (C)  The death of the other named annuitant.

                                  The other annuitant must be named at the time this option is elected and cannot later be changed. That annuitant must have an adjusted age as defined in Part 9 of at least 40. The joint survivorship annuity provided under this option is calculated by using an interest rate of 3-3/8%.

                       We may offer other payment options or alternative versions of the options listed in the above section.

V603                                      20

ADDITIONAL INTEREST    In addition to:

                       (A) the interest of 3% per year guaranteed on the
                           principal sum remaining with Us under Options 2 or 6; and

                       (B) the interest of 3% per year included in the
                           installments payable under Option 3.

                       We will pay or credit at the end of each year such additional interest as we may declare.

                       PART 9: TABLES OF PAYMENT OPTION AMOUNTS

                       The installment amounts shown in the tables that follow are shown for each $1,000 applied. Amounts for payment frequencies, periods or ages not shown will be furnished upon request. Under Options 4 and 5, the installment amount for younger ages than shown will be the same as for the first age shown and for older ages than shown it will be the same amount as for the last age shown.

                       The term "age" as used in the tables refers to the adjusted age. Under Options 4 and 5, the adjusted age is defined as follows:

                       (A) For Surrender Values, the age of the payee on the
                           payee's birthday nearest to the Policy Anniversary nearest the date of surrender.

                       (B) For death proceeds, the age of the payee on the
                           payee's birthday nearest the effective date of the payment option elected.

                       Under Option 7, the adjusted age is the age on the birthday nearest to the policy anniversary nearest the date of surrender.


                   OPTION 3 - PAYMENTS FOR A SPECIFIED PERIOD

-----------------------------------------------------------------------------------------------------------------------------------
Number of Years              5            6          7          8         9        10         11       12      13      14      15
-----------------------------------------------------------------------------------------------------------------------------------
Annual Installments        $211.99      179.22     155.80    138.31     124.69    113.82    104.93   97.54   91.29    85.95  81.33
Mo. Installments            $17.91       15.14      13.16     11.68      10.53      9.61      8.86    8.24    7.71     7.26   6.87
-----------------------------------------------------------------------------------------------------------------------------------

                              16          17         18         19        20        25        30
-----------------------------------------------------------------------------------------------------

Annual Installments          77.29       73.74      70.59     67.78      65.26     55.76     49.53
Mo. Installments              6.53        6.23       5.96      5.73       5.51      4.71
-----------------------------------------------------------------------------------------------------


              *OPTION 4 -LIFE ANNUITY WITH SPECIFIED PERIOD CERTAIN

------------------------------------------------------------------------------------------------------------------------------------
      Age    Installment Refund   10 Years Certain   20 Years Certain    Age    Installment Refund 10 Years Certain 20 Years Certain
      of    ---------------------------------------------------------    of     --------------------------------------------------
     Payee   Male       Female    Male     Female   Male       Female   Payee    Male       Female   Male   Female  Male    Female
------------------------------------------------------------------------------------------------------------------------------------

      10     $3.08     $3.03    $3.08      $2.99    $3.00     $2.94      50      $4.36      $4.12    $4.50   $4.10   $4.28    $3.99
      15      3.14      3.09     3.15       3.04     3.07      3.00      55       4.76       4.47     4.95    4.47    4.61     4.31
      20      3.22      3.16     3.24       3.11     3.15      3.07      50       5.28       4.93     5.54    4.96    4.97     4.67
      25      3.33      3.24     3.34       3.20     3.25      3.15      65       5.97       5.54     6.30    5.63    5.29     5.06
      30      3.45      3.35     3.47       3.30     3.38      3.25      70       6.91       6.39     7.24    6.50    5.43     5.31
      35      3.61      3.48     3.64       3.43     3.55      3.38      75       8.21       7.57     8.26    7.56    5.44     5.40
      40      3.80      3.64     3.86       3.60     3.74      3.54      50      10.04       9.26     9.12    8.60    5.46     5.46
      45      4.05      3.85     4.14       3.82     3.99      3.74      85      12.81      11.68     9.80    9.31    5.46     5.46
------------------------------------------------------------------------------------------------------------------------------------

V603                                                  21

                            *OPTION 5 - LIFE ANNUITY

       -----------------------------------------------------------------
       Age of                           Age of
       Payee      Male      Female      Payee         Male       Female
       -----------------------------------------------------------------
         10       3.17       3.12         50          4.62        4.28
         15       3.24       3.18         55          5.12        4.89
         20       3.32       3.25         60          5.79        5.24
         25       3.42       3.34         65          6.75        6.04
         30       3.56       3.44         70          8.15        7.22
         35       3.73       3.58         75         10.26        9.03
         40       3.95       3.75         80         13.54       11.88
         45       4.24       3.98         85         18.72       16.54
       -----------------------------------------------------------------



       * OPTION 7 - JOINT SURVIVORSHIP ANNUITY WITH 10-YEAR PERIOD CERTAIN

--------------------------------------------------------------------------------------------------
    Age of                Age of Insured           Age of                   Age of Insured
                  --------------------------                      -------------------------------
    Other                                           Other
   Annuitant                 Male                 Annuitant                     Male
                 ---------------------------                      -------------------------------
     F            55        60        65              F             55            60         65
--------------------------------------------------------------------------------------------------
    40          3.62      3.54      3.65             60           4.43          4.64       4.82
    45          3.80      3.93      3.86             65           4.61          4.93       5.23
    50          4.00      4.07      4.12             70           4.75          5.18       5.83
    55          4.22      4.34      4.44             75           4.86          5.35       5.96



-------------------------------------------------------------------------------------------------
    Age of                Age of Insured           Age of                   Age of Insured
                  --------------------------                      -------------------------------
    Other                                           Other
   Annuitant               Female                 Annuitant                   Female
                 ---------------------------                      -------------------------------
     M            55        60        65              M             55            60         65
-------------------------------------------------------------------------------------------------
    40          3.72      3.77      3.80             60           4.34          4.64       4.93
    45          3.89      3.97      4.03             65           4.44          4.82       5.23
    50          4.06      4.19      4.31             70           4.50          4.95       5.48
    55          4.22      4.43      4.61             75           4.54          5.03       5.65
- -------------------------------------------------------------------------------------------------

                          * Minimum monthly income for each $1,000 applied.

V603                                      22

            FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE POLICY

THE DEATH BENEFIT AND OTHER VALUES PROVIDED UNDER THIS POLICY ARE BASED ON THE RATES OF INTEREST CREDITED ON ANY AMOUNTS ALLOCATED TO THE GUARANTEED INTEREST ACCOUNT AND THE INVESTMENT EXPERIENCE OF THE SUBACCOUNTS WITHIN OUR SEPARATE ACCOUNT TO WHICH YOUR PREMIUMS ARE ALLOCATED. THUS, THE DEATH BENEFIT AND OTHER VALUES MAY INCREASE OR DECREASE IN AMOUNT OR DURATION. SEE PART 7 FOR A DESCRIPTION OF HOW THE DEATH BENEFIT IS DETERMINED.

                          ELIGIBLE FOR ANNUAL DIVIDENDS
V603

                                       POLICY TERM RIDER

                                       This rider is a part of the policy to
                                       which it is attached if it is listed
                                       under the Rider Schedule on the Schedule
                                       Pages of the policy. Except as stated in this rider, it is subject to all of the provisions of the policy.

POLICY NUMBER:                         2 000 000

INSURED:                               John M. Doe

INITIAL RIDER
INSURANCE AMOUNT:                      $100,000

INSURANCE INCREASE:                    0

INSURANCE INCREASE
EXPIRY DATE:                           NA

RIDER DATE OF ISSUE:                   October 1, 1999

DEFINITIONS                            RIDER ANNIVERSARY. The anniversary of the
                                       Rider Date of Issue.

                                       TOTAL RIDER INSURANCE AMOUNT.  The Total
                                       Rider Insurance Amount is equal to the
                                       Initial Rider Insurance Amount plus any
                                       Insurance Increases.

RIDER DEATH BENEFIT                    Upon receipt of due proof at Our Main
                                       Administrative Office that the Insured
                                       died while this rider is in effect, We
                                       will pay the Rider Death Benefit to the
                                       beneficiary of the policy.

                                       The Rider Death Benefit is equal to the
                                       Total Rider Insurance Amount minus an
                                       amount, not less than zero, equal to
                                       either of the following depending on the death benefit option in effect:

                                       o    the policy's minimum death benefit,
                                            as described in Part 7 of the
                                            policy, minus the policy's face
                                            amount if the policy's death benefit
                                            option is Option 1; or

                                       o    the policy's minimum death benefit
                                            minus the sum of the policy's face
                                            amount and the policy's Policy Value
                                            if the policy's death benefit is
                                            Option 2.

SUICIDE EXCLUSION                      If within two years from the Rider Date
                                       of Issue (or two years from any
                                       reinstatement, if applicable) and
                                       provided this rider is then in effect the

VR33                                                    -1-

                                       Insured dies by suicide, whether sane or insane, the amount We pay under this rider will be limited to the cost of insurance charges paid for this rider.

CONTESTABILITY                         We cannot contest the validity of this
                                       rider after it has been in effect during the Insured's lifetime for two years from the Rider Date of Issue (or two years from any reinstatement, if applicable).

TYPES OF                               Subject to the limitations stated below,
INSURANCE INCREASES                    if the Increase Factor is not 0, the
                                       Total Rider Insurance Amount will
                                       increase as follows:

    PREMIUMS PAID INCREASE                  If the Increase Factor is expressed
                                            as "Premiums Paid", then the amount
                                            of each Insurance Increase will be
                                            equal to the premiums paid during
                                            the most recent Policy Month, less
                                            any amounts refunded to comply with
                                            the policy's Total Premium Limit.
                                            The Insurance Increase will occur on
                                            the first Monthly Calculation Day on
                                            or following premium receipt as long
                                            as this rider is in effect

    PERCENTAGE INCREASE                     If the Increase Factor is a percent,
                                            then the amount of the Insurance
                                            Increase will be equal to the
                                            Increase Factor  multiplied by the
                                            sum of the previous year's Total
                                            Rider Insurance Amount and the
                                            policy's face amount.  The Insurance
                                            Increase will occur on each Rider
                                            Anniversary that this rider is
                                            in effect.

    DOLLAR INCREASE                         If the Increase Factor is a dollar
                                            amount, then the amount of the
                                            Insurance Increase will be equal to
                                            the applicable dollar amount.  The
                                            Insurance Increase will occur on
                                            each Rider Anniversary that this
                                            rider is in effect.

    VARYING SCHEDULE                        If the Increase Factor is expressed
    INCREASES                               as "Scheduled", then the amount of
                                            the Insurance Increase will be as
                                            shown in the schedule attached to
                                            this rider.  The Insurance Increase
                                            as shown on the attached schedule
                                            will occur on each Rider Anniversary
                                            that this rider is in effect.

INSURANCE INCREASE                     The Insurance Increases will be subject
LIMITATIONS                            to the following limitations:

                                       o    Insurance Increases will not occur
                                            after the Increase Expiry Date;

                                       o    The total of all Insurance Increases
                                            cannot exceed the policy's initial
                                            face amount plus the Initial Rider
                                            Insurance Amount or, if less,
                                            $5,000,000;

                                       o    You may, by Written Request,
                                            decrease, but not increase, the
                                            applicable Insurance Increase on
                                            any Rider Anniversary;

VR33                                                    -2-

                                       o    If the Increase Factor is decreased
                                            for Percentage or Dollar Increases,
                                            then the reduced percent or amount
                                            must be a whole percent or dollar
                                            amount and becomes a maximum cap for
                                            determining all future Insurance
                                            Increases;

                                       o    You cannot change the type of
                                            Insurance Increase;

                                       o    Insurance Increases will no longer
                                            be provided following the first of
                                            any of the following to occur:

                                            1. a partial surrender of cash
                                               surrender value;

                                            2. a requested policy face amount
                                               decrease;

                                            3. a requested decrease in the Total
                                               Rider Insurance Amount.

PARTIAL SURRENDERS OF CASH             While this rider is in effect, the
SURRENDER VALUE AND                    provisions entitled "Partial Surrender"
FACE AMOUNT DECREASES                  in Part 6 of the policy and "Request for
                                       a Decrease in Face Amount" in Part 7 of
                                       the policy shall be amended to provide
                                       that requests for a partial surrender of cash surrender value or requested face amount decreases under the Basic Policy will first reduce the Total Rider
                                       Insurance Amount. The Policy Value and
                                       the Total Rider Insurance Amount will
                                       each be reduced for a partial surrender
                                       of cash surrender value by the amount of the partial surrender plus the partial surrender fee. This fee is described on the policy's Schedule Pages. Partial surrender charges will not apply for either a partial surrender of cash surrender value or a requested face amount as long as only the Total Rider
                                       Insurance Amount is being reduced.

                                       To the extent such partial surrenders of cash surrender value or requested face amount decreases reduce the Total Rider Insurance Amount to zero, any additional partial surrender of cash surrender value or requested face amount decrease will reduce the policy face amount and Policy Value in accordance with the regular non-amended terms of such provisions. Any applicable partial surrender charge will be applied according to such provisions.

                                       After such partial surrender of cash
                                       surrender value or requested face amount decrease no Insurance Increases will thereafter be provided.

TOTAL RIDER INSURANCE                  You may, by Written Request, decrease
 AMOUNT DECREASES                      the Total Rider Insurance Amount. No
                                       Insurance Increases will thereafter be
                                       provided.

VR33                                                    -3-

MONTHLY CHARGE                         The cost of insurance rate is based on
                                       the Insured's age nearest birthday on the Rider Date of Issue, risk class, sex, and duration from such Rider Date of Issue.
                                       The rate used in computing the cost of
                                       insurance is obtained from the Table of
                                       Guaranteed Maximum Cost of Insurance
                                       Rates attached to this rider, or such
                                       lower rate as We may declare. Any new
                                       schedule of rates will be determined by
                                       Us based on factors which will be uniform by class without regard to changes in the health of the Insured after the Rider
                                       Date of Issue, and based on Our future
                                       mortality, expense, lapse and
                                       investment expectations.

                                       The Monthly Charge for this rider is
                                       equal to the monthly Cost of Insurance
                                       rate for the Insured multiplied by the
                                       Rider Death Benefit. The Monthly Charge
                                       for each month of the first year that
                                       this rider is in effect is shown on the
                                       policy's Schedule Pages. The Monthly
                                       Charge for the rider is deducted from the Policy Value as part of the monthly deduction for the policy.

TERMINATION OF THIS RIDER              This rider and all insurance under it
                                       will terminate on the earliest of the
                                       following dates:

                                       1. the Insured's Age 100,

                                       2. the date of surrender or lapse of the
                                          policy;

                                       3. the date of payment of the Rider Death
                                          Benefit;

                                       4. the date, if any, that the Total Rider
                                          Insurance Amount first equals zero;

                                       5. the first Monthly Calculation Day
                                          following Our receipt at Our Main
                                          Administrative Office from You of a
                                          Written Request to cancel this
                                          rider.

                                    Phoenix Home Life Mutual Insurance Company
                                                /s/ John H. Beers

                                                    Secretary

VR33                                                    -4-

              TABLE OF GUARANTEED MAXIMUM COST OF INSURANCE RATES
                       PER $1,000 OF RIDER DEATH BENEFIT

                 Male           Male           Female            Female
   Attained    Advantage      Standard        Advantage         Standard
     Age        Classes         Class          Classes           Class
     ---        -------         -----          -------           -----
      18       0.0001958      0.0002425       0.0001417        0.0001533
      19       0.0002008      0.0002508       0.0001442        0.0001567
      20       0.0002025      0.0002550       0.0001467        0.0001592
      21       0.0002017      0.0002567       0.0001475        0.0001608
      22       0.0001992      0.0002542       0.0001492        0.0001633
      23       0.0001967      0.0002508       0.0001500        0.0001650
      24       0.0001933      0.0002467       0.0001525        0.0001683
      25       0.0001892      0.0002408       0.0001533        0.0001700
      26       0.0001858      0.0002358       0.0001558        0.0001742
      27       0.0001842      0.0002342       0.0001575        0.0001775
      28       0.0001825      0.0002325       0.0001600        0.0001808
      29       0.0001825      0.0002342       0.0001625        0.0001858
      30       0.0001825      0.0002375       0.0001658        0.0001917
      31       0.0001850      0.0002433       0.0001683        0.0001967
      32       0.0001875      0.0002492       0.0001717        0.0002025
      33       0.0001917      0.0002583       0.0001750        0.0002083
      34       0.0001967      0.0002692       0.0001808        0.0002175
      35       0.0002033      0.0002850       0.0001850        0.0002242
      36       0.0002100      0.0003042       0.0001925        0.0002367
      37       0.0002192      0.0003292       0.0002017        0.0002525
      38       0.0002292      0.0003575       0.0002117        0.0002700
      39       0.0002408      0.0003900       0.0002233        0.0002958
      40       0.0002533      0.0004267       0.0002358        0.0003250
      41       0.0002683      0.0004700       0.0002508        0.0003608
      42       0.0002875      0.0005150       0.0002658        0.0003942
      43       0.0003100      0.0005658       0.0002842        0.0004292
      44       0.0003325      0.0006183       0.0003033        0.0004633
      45       0.0003600      0.0006792       0.0003242        0.0004992
      46       0.0003892      0.0007400       0.0003458        0.0005367
      47       0.0004200      0.0008058       0.0003692        0.0005750
      48       0.0004542      0.0008750       0.0003958        0.0006150
      49       0.0004917      0.0009533       0.0004225        0.0006583
      50       0.0005317      0.0010358       0.0004542        0.0007083
      51       0.0005800      0.0011308       0.0004875        0.0007583
      52       0.0006350      0.0012375       0.0005258        0.0008150
      53       0.0006967      0.0013583       0.0005700        0.0008808
      54       0.0007683      0.0014950       0.0006150        0.0009483
      55       0.0008475      0.0016400       0.0006642        0.0010183

VR33                                                    -5-

                 Male           Male           Female            Female
   Attained    Advantage      Standard        Advantage         Standard
     Age        Classes         Class          Classes           Class
     ---        -------         -----          -------           -----
      56        0.0009350     0.0017975       0.0007142        0.0010892
      57        0.0010283     0.0019600       0.0007642        0.0011558
      58        0.0011292     0.0021333       0.0008117        0.0012192
      59        0.0012425     0.0023133       0.0008625        0.0012842
      60        0.0013692     0.0025125       0.0009217        0.0013550
      61        0.0015100     0.0027367       0.0009925        0.0014475
      62        0.0016708     0.0029892       0.0010808        0.0015592
      63        0.0018533     0.0032750       0.0011925        0.0017092
      64        0.0020608     0.0035900       0.0013250        0.0018775
      65        0.0022892     0.0039317       0.0014683        0.0020658
      66        0.0025350     0.0042867       0.0016217        0.0022525
      67        0.0028017     0.0046592       0.0017775        0.0024458
      68        0.0030875     0.0050433       0.0019350        0.0026217
      69        0.0033992     0.0054517       0.0021025        0.0028192
      70        0.0037517     0.0059017       0.0022967        0.0030283
      71        0.0042150     0.0064017       0.0025283        0.0032992
      72        0.0046108     0.0069692       0.0028158        0.0036350
      73        0.0051392     0.0076083       0.0031658        0.0040442
      74        0.0057333     0.0083050       0.0035775        0.0045217
      75        0.0063700     0.0090750       0.0040433        0.0050525
      76        0.0070483     0.0098692       0.0045542        0.0056250
      77        0.0077608     0.0106733       0.0051033        0.0062250
      78        0.0085008     0.0114733       0.0056908        0.0068500
      79        0.0092867     0.0122950       0.0063325        0.0075192
      80        0.0101475     0.0131725       0.0070550        0.0082617
      81        0.0111067     0.0141275       0.0078825        0.0091000
      82        0.0121900     0.0151883       0.0088392        0.0100575
      83        0.0134108     0.0163617       0.0099408        0.0111442
      84        0.0147450     0.0176033       0.0111617        0.0124208
      85        0.0161633     0.0188717       0.0124992        0.0136958
      86        0.0176367     0.0201258       0.0139292        0.0151442
      87        0.0191525     0.0213483       0.0154600        0.0165392
      88        0.0206800     0.0226817       0.0170742        0.0181167
      89        0.0222400     0.0239983       0.0187967        0.0196158
      90        0.0238542     0.0253167       0.0206258        0.0213425
      91        0.0255492     0.0266633       0.0225958        0.0231833
      92        0.0273817     0.0280942       0.0247650        0.0251917
      93        0.0294267     0.0299325       0.0272350        0.0274683
      94        0.0320292     0.0323000       0.0302583        0.0302583
      95        0.0357458     0.0357458       0.0343767        0.0343767
      96        0.0416600     0.0416600       0.0407050        0.0407050
      97        0.0520217     0.0520217       0.0514550        0.0514550
      98        0.0712808     0.0712808       0.0710508        0.0710508
      99        0.0833333     0.0833333       0.0833333        0.0833333

VR33                                                    -6-